Exhibit 99.1

Evergreen Energy Inc. Announces New President

Judy Tanselle to Run All K-Fuel® Operations

DENVER, October 13, 2011: Evergreen Energy Inc. (NYSE Arca: EEE), a Denver-based clean energy technology solutions company, today announced it has appointed Judith (“Judy”) Tanselle, 57, as President, reporting directly to Executive Chairman Ilyas Khan.

Ilyas Khan, stated: “I am very pleased and excited to welcome Judy to Evergreen.  Judy is an experienced energy industry executive with a track record of building profitable businesses. I have known her for some time, and can confirm that she is also one of the most respected and admired coal upgrading executives in the global market and her expertise is simply unmatched in this area. Judy’s presence and leadership is an important component to help us create value for our shareholders and all stakeholders. I also know that a number of our potential coal company partners in the upgrading area are going to welcome the chance to team up with Judy again.”

He added, “bench strength is a critical component of the coming few months as we tackle projects in Australia, Indonesia, North America and Europe, as well as supporting our obligations to our joint venture partners in other countries such as China. Judy will add depth and breadth to the team, and will allow Kevin Milliman to continue his stellar work for us.”

Tanselle stated: “Evergreen is well positioned to capitalize on the global demand for green energy.  I am excited to be joining the company as its President and look forward to building on and leading the company’s strategy.”

Ms. Tanselle has over twenty years of experience in the energy industry.  Most recently, she led the start-up of White Energy’s North American operations where she was instrumental in securing a joint development agreement with Peabody Energy and developing White Energy’s US-based projects.  Prior to joining White Energy, Judy was involved in building and leading energy trading desks for four leading U.S. energy companies, including NRG Energy, where she was Executive Director, Coal and Emissions Trading, responsible for managing one of the largest and most diverse coal and emissions portfolios in the U.S.

Ms. Tanselle currently serves on the Board of Directors for the American Coal Council and was a founding director of the Coal Trading Association.  In addition to her energy career, Ms. Tanselle has 17 years of experience teaching mathematics at the University of Louisville and the Pennsylvania State University.  She holds a Master of Science degree in mathematics with six years of doctoral studies from the Pennsylvania State University.

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) offers environmental solutions for energy production and generation industries, primarily through its patented clean coal technology, K-Fuel®.  K-Fuel® significantly improves the performance of low-rank sub-bituminous and brown coals and lignite.  The process yields higher efficiency levels, which are variable depending on the type of coal processed, by applying heat and pressure to low-rank coals to reduce moisture.  For more information, please visit the company’s website at www.evgenergy.com.

Safe Harbor Statement
Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission.  Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission. Our ability to execute our business plan and develop the K-Fuel® or GreenCert™ technologies,  the successful development and operation of our Southern Coal Holdings venture with WPG Resources (“SCH”) and our ability to complete a transaction with Stanhill for the sale of our K-Fuel® process and technology business may be adversely impacted by unfavorable decisions in pending litigation, the inability of Green Bridge Holdings to make future payments under the terms of the sale of the Landrica Development Company assets and our Ft. Union Plant,  the inability to raise sufficient additional capital in a timely manner to pursue the development of the technology, complete a transaction with Stanhill or to pursue the development and operation of SCH, unsuccessful exploratory activities with respect to the identified SCH coal deposits, the inability to successfully apply the K-Fuel®  technology to SCH’s coal deposits, the inability of SCH to obtain regulatory approval for its activities, and/or adverse conditions for the marketing and sale of upgraded coal,  the inability to successfully develop and commercialize other applications of the K-Fuel® technology (including the development of an activated carbon product), and the inability of the Company to successfully maintain and defend its patents, including the application of such patents to other uses of the K-Fuel® technology. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Energy Inc. Contact:
Jimmac Lofton, Investor Relations, 1-720-945-0511
jlofton@evgenergy.com

Public Relations Contact:
Daniel Yunger, Kekst and Company, 1-212-521-4879
daniel-yunger@kekst.com